ROHM AND HAAS COMPANY REPORTS THIRD QUARTER RESULTS; DIVERSIFIED GLOBAL PORTFOLIO DRIVES
STRONG OVERALL PERFORMANCE

Highlights for the Quarter:

•	$2.2 billion in sales, up 7 percent, driven by strong growth outside North America.

•	Earnings per share from continuing operations of $0.61 included charges of $0.06 from the company’s previously announced restructuring plan and $0.20 from a one-time pension charge announced last week.

•	Earnings per share excluding restructuring and the one-time pension charge were $0.87, essentially flat compared to the prior year.

Philadelphia, PA, October 23, 2007 – Rohm and Haas Company (NYSE:ROH) today reported third quarter 2007 sales of $2,204 million, a 7 percent increase over the same period in 2006, reflecting strong performance across all business segments and in all regions outside of North America, particularly in Rapidly Developing Economies. The company reported third quarter 2007 earnings from continuing operations of $129 million, or $0.61 per share, compared to $0.86 per share in 2006. This quarter’s per-share results included charges of $0.06 related to the restructuring plan announced on September 4, 2007, and $0.20 from a one-time pension charge announced on October 15, 2007. Excluding these charges, earnings per share of $0.87 were essentially flat compared to the same period last year.

“Our diversified business portfolio and broad-based global presence helped us to capitalize on strong demand for our products outside the U.S. this quarter, which is clearly demonstrated in our results,” said Raj L. Gupta, chairman, president and chief executive officer of Rohm and Haas Company. “Our Electronic Materials Group achieved record sales and profits in the quarter, and all regions outside North America reported excellent sales growth.”

	3rd Quarter
			%
	2007	2006	Change
Sales ($MM)	$2,204	$2,065	7%
Earnings from continuing operations ($MM)	$129	$189	(32%)
Diluted earnings per share from continuing operations	$0.61	$0.86	(29%)
Diluted earnings per share from continuing operations before restructuring and asset impairments	$ 0.87	$ 0.88	(1%)

Gupta noted that one year after the launch of the Vision 2010 strategy, the company continues to build momentum for accelerated shareholder return, and third quarter results were both well within expectations and consistent with the company’s long-term strategies.

“We are making excellent progress in implementing our Vision 2010 strategy,” Gupta added. “While we expected 2007 to be a transitionary year, the impact of weaker U.S. building and construction markets combined with rising raw material, energy and freight costs, as well as disappointing operating performance in our Houston monomer plant, has contributed to a significant earnings decline in North America.”

Gupta further commented that the company’s Houston plant has returned to more normal levels of performance and that additional actions are being taken to counter the impact of the latest round of raw material, energy and freight increases.

Third Quarter 2007 Business Performance

Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Net sales for this Group were up 5 percent. Sluggish demand in North America was more than offset by strong demand in all other regions, particularly Rapidly Developing Economies.

Earnings for this Group were $122 million, down 11 percent from 2006, largely due to poor operating performance at the Houston monomer plant, higher raw material, energy and freight costs, and lower pricing on third-party monomer sales. This was partially offset by favorable currencies and strong demand outside North America.

The results for Specialty Materials are reported under the three separate reportable segments as follows:

Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $570 million, an increase of 4 percent over the same period in 2006. The higher sales reflect strong demand growth in Rapidly Developing Economies including China, Southeast Asia and India, where the company has been successful in launching new products specifically targeted for unique market needs. Volumes in the U.S. for this business were down 1 percent in the third quarter compared with the prior-year period, reflecting weaker demand in the housing-related markets.

Earnings of $72 million in 2007 were flat year-over-year, reflecting the impact of favorable currencies offset by higher raw material costs.

Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $460 million, up 4 percent over the same quarter in 2006. The Rapidly Developing Economies of Asia, Eastern Europe and Latin America delivered strong year-over-year growth; however, this growth was insufficient to offset the impact of weaker demand in Western Europe. Demand in North America stabilized compared to earlier quarters and was essentially flat versus last year.

Earnings of $32 million were down from $33 million in the third quarter of 2006, with higher raw material costs offset by higher prices and favorable currencies.

Primary Materials
Primary Materials sales were $542 million, an increase of 5 percent over the same period in 2006. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Merchant Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 11 percent over the same period last year, due to higher volumes and the favorable impact of currencies, while third-party monomers pricing was lower, as anticipated. Sales to downstream Rohm and Haas specialty businesses were flat, reflecting softer North American business conditions for the downstream businesses.

Earnings of $18 million for the third quarter of 2007 decreased 44 percent compared to the prior-year period, driven by poor operating performance at our Houston facility, higher raw material, energy and freight costs, and lower third-party monomer pricing, somewhat offset by favorable currencies and higher third-party sales.

Electronic Materials Group
Electronic Materials sales were a record $442 million in the third quarter of 2007, up 10 percent over the same period in 2006. Excluding precious metals pass-through sales, sales in the third quarter were up 12 percent compared to the prior-year period and 10 percent versus the second quarter of 2007. The anticipated pick-up in semiconductor industry demand in Asia helped fuel double-digit sales gains. The businesses continued to deliver advanced technologies to meet the needs of a dynamic market. Sales of advanced technology product lines were up 13 percent versus the third quarter of 2006 and now account for approximately 42 percent of Electronic Materials sales.

Circuit Board Technologies sales grew 10 percent as compared to the same period last year, reflecting solid growth in Asia, offset by generally weak conditions in North America. Packaging and Finishing Technologies sales rose 4 percent, with Process sales up 10 percent versus the same period last year, partially offset by lower volumes of precious metal sales in North America. Sales from Semiconductor Technologies grew 12 percent for the quarter, reflecting strength in sales of Chemical Mechanical Planarization (CMP) pads and slurries as well as advanced photoresists and related products.

Earnings of $72 million were up 13 percent over the third quarter of 2006. Excluding the impact of the acquisition of the Kodak light management film technology business, earnings increased 23 percent over the same period last year due to increased demand, particularly in advanced product lines.

Performance Materials Group
Sales for the Performance Materials Group were $296 million in the quarter, up 6 percent over the same period last year.

Process Chemicals and Biocides sales were up 7 percent over the same period last year, with demand for ion exchange resins strong across all regions and markets. In Rapidly Developing Economies, particularly Central and Eastern Europe and Turkey, the business saw increased demand in both the mining and industrial process markets.

Powder Coatings sales were down approximately 1 percent compared to the same period in 2006, with lower demand only partially offset by the favorable impact of currencies and higher pricing.

Sales for AgroFresh and Advanced Materials grew 25 percent, mainly driven by increased demand for these innovative technologies.

Earnings for the Performance Materials Group of $24 million included $8 million in after-tax restructuring and asset impairment charges, primarily associated with the recent decision to exit the Digital Imaging business. Excluding this impact and prior-year restructuring of $2 million, earnings increased $10 million, or 45 percent compared to the third quarter of 2006. This was due to increased demand, higher pricing and year-over-year improvement in Powder Coatings.

Salt
Salt sales for the quarter of $191 million were up 10 percent, compared to the same period a year ago, primarily due to increased early-season demand for ice-control salt and other bulk products, improved product mix and pricing management in the industrial and consumer markets.

Earnings for the Salt business in the quarter were $8 million, up from the $4 million in the same period in 2006, largely the result of increased sales demand.

Corporate
Corporate expense of $97 million was up from $36 million in the prior-year period, with the increase primarily attributable to recognition of the estimated impact from a one-time non-cash after-tax pension charge of $42 million, or $0.20 per share. Other factors included costs associated with establishing the European Headquarters in Switzerland, as well as higher interest expense related to the issuance of new debt to fund the $1 billion accelerated share repurchase executed this quarter.

Third Quarter 2007 Regional Performance

North American sales of $1,039 million were flat from the prior-year period, reflecting a slight decrease in demand due to weaker housing-related markets, offset by improved pricing. Sales in Europe of $549 million were up 8 percent over the third quarter of 2006, primarily the result of favorable currencies and increased demand. Asia Pacific sales of $515 million were up 21 percent over the same period in 2006, reflecting a strong increase in demand across all businesses in the region. Latin American sales of $101 million were up 13 percent over the prior-year period resulting from a significant increase in demand, particularly in Paint and Coatings Materials. Sales in Rapidly Developing Economies (which include all countries in the company’s defined Latin America Region; Central and Eastern Europe and Turkey; and the Asia Pacific Region excluding Japan, Australia and New Zealand) were up 23 percent for the quarter, reflecting the pay-off of the company’s efforts to accelerate growth in these areas, supported by building its sales, research and manufacturing infrastructure. The earnings decline in North America was almost entirely offset by strong profit growth in other regions.

Comments on the Third Quarter 2007 Income Statement

Gross profit of $614 million in the quarter was 2 percent higher than the same period in 2006, reflecting increased demand and selling prices as well as favorable currencies, which were partially offset by increased raw material, energy and freight costs, as well as higher manufacturing costs primarily related to the Houston plant.

Selling and administrative (S & A) expense was $256 million, up 2 percent over the same period last year, reflecting the negative impact of currencies and costs related to the establishment of the European Headquarters in Switzerland, partially offset by cost control and efficiency initiatives. S & A expenses were 12 percent of sales, down slightly versus the same period in 2006.

Research and development expense of $72 million was up approximately 4 percent from the same period last year, reflecting increased spending for growth, primarily in the Electronic Materials Group.

Interest expense for the quarter was $30 million, up 43 percent from the same period in 2006, attributable to the issuance of new debt to fund the $1 billion accelerated share repurchase executed this quarter and higher interest rates.

Income tax expense was $36 million, reflecting an effective tax rate of 21.4 percent, as compared to income tax expense of $69 million in the prior year period, or an effective tax rate of 26.4 percent. The reduction is primarily due to the tax benefit associated with one-time non-cash pension charge, restructuring charges and lower taxes on foreign earnings.

Year-to-Date 2007 Performance

Sales for the first nine months of 2007 were $6,554 million, up 6 percent from the same period in 2006, reflecting increased demand in the Electronic and Specialty Materials businesses outside the U.S., as well as favorable currencies and higher selling prices. Net earnings from continuing operations of $480 million were down 18 percent from the first nine months of 2006, primarily due to a decrease in gross profit resulting from higher raw material, energy and freight costs, lower selling prices for third-party monomer sales, and poor operating performance at the Houston plant; a one-time pension charge; and costs related to the establishment of the European Headquarters. Net earnings per share from continuing operations for the first nine months of the year were down 16 percent, at $2.23 per share compared to $2.65 per share in the prior-year period. Excluding restructuring, asset impairments and pension charge, net earnings per share were down 6 percent, at $2.53 per share compared to $2.68 per share last year.

Progress Update on Vision 2010 Strategy

The company remains on course with the implementation of its Vision 2010 strategy for accelerating value creation. Key developments include:

•	Strengthened the company’s portfolio by building its Flat Panel Display Technologies business through the announced formation of a joint venture with SKC, Incorporated, in Korea. The company also exited a digital imaging business line.

•	Launched formal operations of a joint venture, Jinhong Rohm and Haas Chemical Company (JinHaas), enabling Rohm and Haas to become the first multinational company with a significant footprint for plastic additive manufacturing in China.

•	Celebrated the inauguration of its second state-of-the-art acrylic emulsions facility in India, making Rohm and Haas India one of the largest and fastest-growing producers of environmentally advanced emulsions and additives for paints and coatings, and other water based polymer industries.

•	Announced the launch of a locally developed new-generation flexible acrylic copolymer designed for the Chinese coatings market.

•	Continued to explore strategic options for the Salt business. While the company had intended to finalize a path forward for this business by the end of the fourth quarter, recent turmoil in the financial markets makes it likely that this process will take longer than initially anticipated. The decision and timing will be governed by the company’s commitment to maximize value for its shareholders.

Complementing the Vision 2010 strategy, the company completed a $1 billion accelerated share repurchase program, which is expected to result in year-end shares outstanding of approximately 196 million.

Full-Year Outlook

“We anticipate strong sales and earnings performance from both Rapidly Developing Economies and the Electronic Materials business. However, this year is proving to be more challenging than anticipated at the start of the year, as a result of weaker U.S. building and construction markets and the recent and pronounced increase in raw material, energy and freight costs,” said Gupta. “We are taking urgent and necessary actions to respond to these ongoing cost increases. We also anticipate strong sales and earnings performance from both Rapidly Developing Economies and the Electronic Materials business.”

As a result of these factors, the company expects full-year sales to increase approximately 7 percent, yielding annual sales of $8.8 billion before the impact of new pricing actions. While we have already initiated price increases of between 5 to 15 percent, it is difficult to predict the magnitude of the additional raw material costs we will be facing for the remainder of the year. As a result, the company is not providing earnings guidance.

“Our results to date and the progress made against our Vision 2010 strategy clearly demonstrate our ability to remain nimble and competitive, despite fluctuations in the external market and macro-economic pressures,” Gupta noted.

#       #       #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006. Visit www.rohmhaas.com for more information.

CONTACTS:

Investor Relations
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
ASandifer@rohmhaas.com

Media Relations
Emily Riley
Financial Communications
+1-215-592-3644
ERiley@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Net sales	$2,204	$2,065	7%	$6,554	$6,204	6%
Cost of goods sold	1,590	1,461	9%	4,727	4,324	9%

Gross profit	614	604	2%	1,827	1,880	(3%)
Selling and administrative expense	256	251		793	757
Research and development expense	72	69		213	208
Interest expense	30	21		77	73
Amortization of intangibles	14	15		42	42
Restructuring and asset impairments	18	6		28	10
Pension Judgment	65	—		65	—
Share of affiliate earnings, net	6	2		17	7
Other (income), net	(3)	(17)		(32)	(33)

Earnings from continuing operations before income taxes and minority interest	168	261		658	830
Income taxes	36	69		168	232
Minority interest	3	3		10	10

Net earnings from continuing operations	$129	$189		$480	$588

Net earnings from discontinued operations	—	(3)		1	(29)

Net earnings	$129	$186		$481	$559

Basic net earnings per share:
Net earnings from continuing operations	$0.62	$0.87		$2.26	$2.68
Net earnings from discontinued operations	—	(0.01)		0.01	(0.13)

Net earnings	$0.62	$0.86		$2.27	$2.55

Diluted net earnings per share:
Net earnings from continuing operations	$0.61	$0.86		$2.23	$2.65
Net earnings from discontinued operations	—	(0.01)		0.01	(0.13)

Net earnings	$0.61	$0.85		$2.24	$2.52

Weighted average common shares outstanding – basic	206.8	217.6		212.1	219.5
Weighted average common shares outstanding – diluted	210.1	219.6		215.3	221.7
Other data:
Capital spending	$89	$91		$276	$236
Depreciation expense	$103	$99		$309	$303

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$570	$548	$1,652	$1,612
Packaging and Building Materials	460	443	1,373	1,353
Primary Materials	542	516	1,584	1,505
Elimination of Intersegment Sales	(297)	(296)	(860)	(866)

Specialty Materials Group	$1,275	$1,211	$3,749	$3,604
Electronic Materials Group	442	402	1,227	1,169
Performance Materials Group	296	278	882	834
Salt	191	174	696	597

Total	$2,204	$2,065	$6,554	$6,204

Customer Location
North America	$1,039	$1,042	$3,180	$3,206
Europe	549	507	1,691	1,520
Asia-Pacific	515	427	1,408	1,232
Latin America	101	89	275	246

Total	$2,204	$2,065	$6,554	$6,204

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$72	$72	$201	$210
Packaging and Building Materials	32	33	96	109
Primary Materials	18	32	65	123

Specialty Materials Group	$122	$137	$362	$442
Electronic Materials Group	72	64	201	179
Performance Materials Group	24	20	64	54
Salt	8	4	45	24
Corporate	(97)	(36)	(192)	(111)

Total	$129	$189	$480	$588

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Pre-tax	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$2	$1	$2	$1
Packaging and Building Materials	1	—	2	5
Primary Materials	—	—	—	—

Specialty Materials Group	$3	$1	$4	$6
Electronic Materials Group	3	—	—	(1)
Performance Materials Group	11	2	10	2
Salt	—	1	—	1
Corporate	1	2	14	2

Total	$18	$6	$28	$10

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
After-tax	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$1	$—	$1	$—
Packaging and Building Materials	—	—	1	3
Primary Materials	—	—	—	—

Specialty Materials Group	$1	$-	$2	$3
Electronic Materials Group	2	—	—	(1)
Performance Materials Group	8	2	7	2
Salt	—	1	—	1
Corporate	2	1	10	—

Total	$13	$4	$19	$5

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$111	$112	$320	$335
Packaging and Building Materials	59	63	181	203
Primary Materials	44	66	150	239

Specialty Materials Group	$214	$241	$651	$777
Electronic Materials Group	119	109	346	315
Performance Materials Group	56	44	145	126
Salt	32	26	127	96
Corporate	(101)	(24)	(162)	(67)

Total	$320	$396	$1,107	$1,247

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

EBITDA	$320	$396	$1,107	$1,247
Asset impairments	5	—	21	3
Interest expense	30	21	77	73
Income taxes	36	69	168	232
Depreciation expense(2)	103	99	309	299
Amortization of finite-lived intangibles	14	15	42	42
Minority interest	3	3	10	10

Earnings from Continuing Operations	$129	$189	$480	$588

(1) EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
(2) Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our Consolidated Statement of Operations.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix III

Rohm and Haas Company and Subsidiaries

(unaudited)

Change in Net Sales by Business Segment and Region

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
	%	%	%	%	%
Business Segment
Paint and Coating Materials	2	—	2	—	4
Packaging and Building Materials	—	1	3	—	4
Primary Materials (3rd Party)	10	(2)	4	(1)	11
Specialty Materials Group	3	—	3	(1)	5
Electronic Materials Group	9	—	—	1	10
Performance Materials Group	1	2	3	—	6
Salt	4	5	1	—	10

Total %	4	1	2	—	7

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
	%	%	%	%	%
Customer Location
North America	(2)	1	—	1	—
Europe	1	—	7	—	8
Asia-Pacific	18	—	2	1	21
Latin America	13	(1)	1	—	13

Total %	4	1	2	—	7